PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

 NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                                                                                    Contact: Mark F. Bradley
May 8, 2008                                                                                                                                                                                                                                   President and Chief Executive Officer
                                                                                                                                                                                                                                                        (740) 373-3155

PEOPLES BANCORP INC. NAMES NEW CHIEF FINANCIAL OFFICER
_____________________________________________________________________

MARIETTA, Ohio – Peoples Bancorp Inc. (Nasdaq: PEBO) announces the appointment of Edward G. Sloane to the Executive Vice President position of Chief Financial Officer and Treasurer of Peoples Bancorp Inc. (“Peoples Bancorp”) and its subsidiary Peoples Bank, National Association, (“Peoples Bank”).
“Ed’s accounting experience, combined with his strategic and financial skills, makes him a great choice to lead our accounting and financial reporting areas,” said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp and Peoples Bank.  “He will be a solid addition to our executive leadership team.”
Sloane, 47, will become Peoples Bancorp’s principal financial officer effective with his first day of employment on May 21, 2008.
Since 2006, Sloane has been Senior Vice President of Strategic Planning and Analysis for WesBanco, Inc. in Wheeling, WV.  From 1991 to 2006, Sloane served as Controller of WesBanco, Inc.  He has over 25 years of experience in the financial services industry in various roles of increasing responsibility in the accounting, finance, merger and acquisitions, asset/liability management and strategic planning areas.  Sloane is also a Certified Public Accountant.
Sloane succeeds Carol A. Schneeberger, who has served as Peoples Bancorp’s and Peoples Bank’s Chief Financial Officer and Treasurer since April 2007, while also maintaining her duties as Executive Vice President of Operations.
“Carol’s leadership as our interim CFO has allowed us the benefit of a longer search period to identify and hire the right person for Peoples Bancorp,” continued Bradley.  “Our directors and I thank Carol for her leadership and the strides made under her direction.  Her extra efforts have produced positive results.  Carol will continue to be a key part of our executive leadership team and also help Ed make an effective and efficient transition into his new role as our CFO.”
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE